Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated July 5, 2022, except for Note 1B, as to which the date is September 6, 2022, relating to the financial statements of Artemis Therapeutics Inc. (operating as Manuka Ltd. prior to the reorganization). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
December 20, 2022